Exhibit 35.1

Statement of Compliance of The Bank of New York Mellon, as Trustee.

I, Joseph Panepinto, Vice President of The Bank of New York Mellon, a New York corporation (the “Trustee”), state:

(a) A review of the Trustee’s activities for the period from December 30, 2010 through December 31, 2010 (the “Reporting Period”) and of the Trustee’s performance under the Standard Terms for Trust Agreements dated July 15, 2010 between MS Structured Asset Corp. as depositor (the “Depositor”) and the Trustee, as trustee and securities intermediary, in each case amended by a series supplement between the Depositor and the Trustee (as amended in each such case, the “Trust Agreement”), has been made under my supervision.

(b)  To the best of my knowledge and based on such review, the Trustee has fulfilled all of its obligations under the Trust Agreement in all material respects throughout the Reporting Period for Step Up Callable Trust Units Series 2010-05 (GS).

The Bank of New York Mellon, as Trustee

Date: March 4, 2011	/s/ Joseph Panepinto
Joseph Panepinto
Vice President